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                                                                     EXHIBIT 5.1

                  [LETTERHEAD OF THE WILLIAMS COMPANIES, INC.]

July 24, 1995

The Williams Companies, Inc.
One Williams Center
Tulsa, OK 74172

Dear Sirs:

     The Williams Companies, Inc., a Delaware corporation (the "Company"), has filed on the date hereof Amendment No. 3 to its Registration Statement on Form S-4 (Registration No. 33-60397, the "Registration Statement", which term shall encompass all amendments thereto), under the Securities Act of 1933 (the "Act") in connection with the proposed exchange by the Company of up to 3,630,100 shares of its $2.21 Cumulative Preferred Stock (the "Preferred Stock") for Quarterly Income Capital Securities (the "QUICS") (Subordinated Debentures, Due
2025) (Providing for a Late Payment Penalty to be Paid by the Company in the Event of a Late Payment Period) of the Company (the "Exchange Offer").

     As Senior Vice President and General Counsel of the Company, I have examined the corporate proceedings and such other legal matters as I deemed relevant to the authorization and issuance of the QUICS. Based on such examination, it is my opinion that the QUICS have been duly authorized and, when
(i) executed, issued, authenticated and delivered pursuant to the Subordinated Debt Indenture of the Company filed as an exhibit to the Registration Statement, (the "Indenture"), following valid execution and delivery of the Indenture by each of the parties thereto, and (ii) exchanged for the Preferred Stock in accordance with the terms of the Exchange Offer, will be valid and legally binding obligations of the Company.

     I do not find it necessary for the purpose of this opinion, and, accordingly, do not purport to cover herein the application of the "Blue Sky" or securities laws of various states to the Exchange Offer or issuance of the QUICS.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to me in such Registration Statement. In giving this consent, I do not concede that I am an expert within the meaning of the Act or the rules and regulations thereunder, or that this consent is required by Section 7 of the Act.

Very truly yours,

/s/  J. Furman Lewis
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J. Furman Lewis